Exhibit 99.3

Contact:

Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces Exercise by Underwriters of Full Over-Allotment Option

SAN RAFAEL, Calif., October 10, 2013 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced that the underwriters for its recently announced public offering of $680 million of its senior subordinated convertible notes consisting of $340 million 0.75% Senior Subordinated Convertible Notes due 2018 (the “2018 Notes”) and $340 million 1.50% Senior Subordinated Convertible Notes due 2020 (the “2020 Notes” and together with the 2018 Notes, the “Notes”) exercised in full their over-allotment option to purchase an additional $35 million principal amount of the 2018 Notes (the “Additional 2018 Notes”) and an additional $35 million principal amount of the 2020 Notes (the “Additional 2020 Notes,” and together with the Additional 2018 Notes, the “Additional Notes”). BioMarin intends to use the additional net proceeds of $67.9 million from the exercise of the over-allotment option for general corporate purposes, including working capital and research and development. In addition, BioMarin intends to use $2.78 million of the net proceeds from the exercise of the over-allotment option for the payment of the cost of the additional capped call transactions described below. The sale of the Notes and the Additional Notes is expected to close on October 15, 2013, subject to the satisfaction of customary closing conditions.

In connection with the exercise of the over-allotment option by the underwriters for the purchase of the Additional Notes, BioMarin entered into privately-negotiated capped call transactions with respect to 50% of the principal amount of the Additional Notes with one or more of the underwriters or their affiliates (the “hedge counterparties”). The capped call transactions are generally expected to reduce potential dilution to BioMarin’s common stock upon conversion of the relevant Notes in excess of the principal amount of such converted Notes. The cap price of the capped call transactions entered into with respect to 50% of the Additional Notes will initially be, in each case, approximately $121.05, which represents a premium of approximately 80% over the NASDAQ closing price of a share of BioMarin’s common stock on October 8, 2013 and is subject to certain adjustments under the terms of such capped call transactions.

BioMarin has been advised by the hedge counterparties that in connection with establishing their initial hedges of the additional capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to BioMarin’s common stock concurrently with, and/or purchase shares of BioMarin’s common stock shortly after, the pricing of the relevant Notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the relevant Notes and/or BioMarin’s common stock concurrently with, or shortly after, the pricing of the relevant Notes.

The offering of the Notes has been registered under the Securities Act of 1933, as amended, and for additional information about the Notes, the offering and the capped call transactions, BioMarin refers you to its Registration Statement on Form S-3, which BioMarin filed with the Securities and Exchange Commission on October 7, 2013 and which became immediately effective on the same date. The final prospectus may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or e-mail dg.prospectus_requests@baml.com; from Goldman, Sachs & Co., 200 West Street, New York, NY 10282, or e-mail prospectus-ny@ny.email.gs.com; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (866) 803-9204; or from Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Delivery Department, or email prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering and sale of the Notes will be made pursuant to the effective shelf registration statement and only by means of the prospectus supplement and the accompanying prospectus.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements related to the public offering of senior subordinated convertible notes, BioMarin entering into a privately negotiated capped call transactions, statements regarding BioMarin’s intentions regarding the use of proceeds from the offering and the anticipated closing date of the offering. These forward-looking statements are based on the current expectations of the management of BioMarin as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results of BioMarin to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, market risks. These and other risks are discussed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, BioMarin’s 2012 Annual Report on Form 10-K, and our periodic reports on Form 10-Q and Form 8-K as well as the risks identified in the registration statement and the final prospectus relating to the offering. Given these uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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